[DOMINION LOGO]

DOMINION'S FIRST-QUARTER EARNINGS WILL
EXCEED EXPECTATIONS

  Earnings Release and Conference Call Scheduled for April 16, 2003

RICHMOND, Va., April 9xx, 2003 - Dominion (NYSE: D) today announced that first-quarter operating earnings will exceed the current First Call analyst consensus estimate of $1.24 per share. Reported earnings per share, including the net positive impact of certain accounting changes and other items, will be higher than operating earnings per share.

Dominion will release earnings on April 16, 2003 and host a conference call for investors at 10 a.m. EDT that day to discuss earnings in detail. Members of the media are also invited to listen.

Domestic investors who wish to participate in the conference call should dial 877-241-5946. International investors should call 706-643-0540. Participants should dial in 5 to 10 minutes prior to the scheduled start time.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors.

A replay of the conference call will be available from approximately 11 a.m. EDT April 16 through 11 p.m. EDT April 23. Domestic investors may access the recording by dialing 800-642-1687. International callers should dial 706-645-9291 to access the recording. The conference ID for the replay is 9631248. A replay of the conference call also will be available on the company's investor information home page by the end of the day April 16.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of about 24,000 megawatts of generation, 6.1 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5 million retail energy customers in nine states. In addition, Dominion owns a managing equity interest in Dominion Fiber Ventures LLC, owner of Dominion Telecom. For more information about Dominion, visit the company's web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2003 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, changes to rating agency requirements and ratings, changing financial accounting standards, trading counterparty credit risks, risks related to energy trading and marketing, risks associated with successfully executing the telecommunications business plan and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.

###
Media Contacts:	Mark Lazenby	(804) 819-2042
	Hunter Applewhite	(804) 819-2043
Analyst Contacts:	Tom Wohlfarth	(804) 819-2150
	Joe O'Hare	(804) 819-2156